Exhibit 99

ScottishPower’s PacifiCorp Granted $51 Million in Utah General Rate Case

ScottishPower announces that on 25 February its subsidiary, PacifiCorp, was granted $51 million of additional annual revenues by the Utah Public Service Commission (UPSC). PacifiCorp is allowed to implement these new rates a month early, resulting in a one-off benefit in the current year of $4.3 million. During the course of the proceeding, PacifiCorp also revised a number of its large customer contracts that will provide additional annual revenue of $4 million.

The settlement provides additional revenues towards increasing investment and operating costs anticipated in PacifiCorp’s 2006 fiscal year and will help reduce regulatory lag. The settlement authorises an allowed return on equity (ROE) of 10.5%, which is in line with recent awards in other jurisdictions, and an increased equity component.

The original general rate case request was made in August 2004 for $111 million and was revised to approximately $96 million in January 2005 following adjustments for additional revenues from special contracts and other items identified during the rate case process. The settlement will lead to an approximate 4% average increase in rates for Utah customers, with effect from 1 March 2005. As part of the agreement, the next rate case in Utah can be filed after 28 February 2006.

Information:
Simon McMillan	Media Relations Manager	0141 566 4875
David Ross	Investor Relations Manager	0141 566 4853